EXHIBIT 99.1

     This report of Arthur Andersen LLP set forth below is a copy of a previously issued Andersen accountant's report and that report has not been reissued by Andersen.


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To DIANON Systems, Inc.:

      We have audited the accompanying consolidated balance sheets of DIANON Systems, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis,evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DIANON Systems, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted In the United States.


                                                         ARTHUR ANDERSEN LLP



Stamford, Connecticut
February 19, 2002

                              DIANON SYSTEMS, INC.
                        CONSOLIDATED BALANCE SHEETS AS OF
                           DECEMBER 31, 2001 AND 2000


                                                        2001         2000
                                                   --------------------------
    ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                        $41,229,353   $12,515,424
   Short term investments                             1,071,778            --
   Accounts receivable, net of allowance for bad
     debts of $7,002,096 and $1,302,096 at
     December 31, 2001 and 2000, respectively        29,863,129    21,413,404
   Prepaid expenses and employee advances             3,767,086     1,035,953
   Refundable income taxes                            5,753,944     2,245,894
   Inventory                                          1,932,713     1,417,247
   Deferred income taxes                              6,560,564       774,150
                                                   --------------------------
        Total current assets                         90,178,567    39,402,072
                                                   --------------------------

PROPERTY AND EQUIPMENT, at cost
   Laboratory and office equipment                   19,539,228    14,930,672
   Leasehold improvements                             8,967,113     5,327,052
     Less - accumulated depreciation and
     amortization                                   (17,650,512)  (14,644,420)
                                                   --------------------------
                                                     10,855,829     5,613,304
                                                   --------------------------

INTANGIBLE ASSETS, net of accumulated amortization
   of $7,027,749 and $4,648,029 at December 31,     183,167,116    14,228,274
   2001 and 2000, respectively

INVESTMENTS                                             508,191       500,000

DEFERRED INCOME TAXES                                 2,429,417     1,581,560

OTHER ASSETS                                            279,039       225,720
                                                   --------------------------
      TOTAL ASSETS                                 $287,418,159   $61,550,930
                                                   ==========================

                              DIANON SYSTEMS, INC.
                        CONSOLIDATED BALANCE SHEETS AS OF
                     DECEMBER 31, 2001 AND 2000 (CONTINUED)


                                                        2001         2000
                                                   --------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                 $ 1,621,689   $   977,817
   Accrued employee compensation                      6,961,747     2,422,029
   Accrued employee stock purchase plan                  26,367        18,682
   Accrued income taxes                                 674,734       342,500
   Current portion of capitalized lease obligations     300,102        31,811
   Other accrued expenses                            11,758,208     2,983,926
                                                   --------------------------
        Total current liabilities                    21,342,847     6,776,765
                                                   --------------------------

LONG-TERM LIABILITIES:
   Long-term note payable                                    --     2,500,000
   Long-term portion of capitalized lease
     obligations                                        439,029        15,427
                                                   --------------------------
        Total liabilities                            21,781,876     9,292,192
                                                   --------------------------

STOCKHOLDERS' EQUITY:
   Common stock, par value $.01 per share,
     20,000,000 shares authorized, 11,896,140 and
     7,397,323 shares issued and outstanding at
     December 31, 2001 and 2000, respectively           118,961        73,974
   Additional paid-in capital                       242,987,849    35,877,828
   Retained earnings                                 22,620,561    16,427,788
   Common stock held in treasury, at cost -- 9,511
     and 12,620 shares at December 31, 2001 and 2000,
     respectively                                       (91,088)     (120,852)
                                                   --------------------------
      Total stockholders' equity                    265,636,283     52,258,738
                                                   --------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $287,418,159    $61,550,930
                                                   ==========================


       The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                              DIANON SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                             2001       2000        1999
                                       ----------------------------------------

Net revenues                           $125,677,654   $95,650,879   $76,097,031

Cost of sales                            69,056,948    54,170,663    43,883,592
                                       ----------------------------------------

   GROSS PROFIT                          56,620,706    41,480,216    32,213,439

Selling, general and administrative
expenses                                 37,276,712    28,955,060    24,176,265

Special provision for bad debts           5,500,000            --            --

Amortization of intangible assets         1,414,800       795,826       670,425

Research and development expenses         1,216,159     1,015,583       571,797

Impairments and other special charges     1,464,921            --            --
                                       ----------------------------------------

   INCOME FROM OPERATIONS                 9,748,114    10,713,747     6,794,952

Interest income, net                        659,908       377,042       266,688
                                       ----------------------------------------
   INCOME BEFORE PROVISION FOR INCOME
   TAXES                                 10,408,022    11,090,789     7,061,640

Provision for income taxes                4,215,249     4,491,770     2,930,581
                                       ----------------------------------------

   NET INCOME                          $  6,192,773   $ 6,599,019   $ 4,131,059
                                       ========================================

   EARNINGS PER SHARE:
      BASIC                            $        .77   $       .92   $       .61
      DILUTED                          $        .71   $       .84   $       .59

   WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                               8,030,814     7,154,665     6,763,120
      DILUTED                             8,756,217     7,839,638     7,053,161


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                  DIANON SYSTEMS, INC.
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                      Additional                     Common Stock
                                   Common Stock         Paid-In     Retained     Acquired for Treasury
                                Shares     Amount       Capital     Earnings     Shares         Amount        Total
                           -------------------------------------------------------------------------------------------
                           -------------------------------------------------------------------------------------------
BALANCE, December 31, 1998   6,808,729   $ 68,088   $27,398,120   $5,697,710   (222,019)   $(1,780,854)   $ 31,383,064
  Stock options exercised      217,814      2,178     1,705,564           --         --             --       1,707,742
  Issuance of common stock      79,981        800       700,516           --    222,019      1,780,854       2,482,170
  Employee stock purchase
    plan                            --         --       (22,136)          --      4,766         43,920          21,784
  Stock grants                   4,225         42        39,833           --         --             --          39,875
  Common stock acquired
    for treasury                    --         --            --           --   (113,500)    (1,000,132)
(1,000,132)
  Retired shares               (50,000)      (500)     (393,250)          --     50,000        393,750              --
  Net income                        --         --            --    4,131,059         --             --       4,131,059
                           -------------------------------------------------------------------------------------------
BALANCE, December 31, 1999   7,060,749     70,608    29,428,647    9,828,769    (58,734)      (562,462)     38,765,562
  Stock options exercised      334,714      3,347     2,271,936           --         --             --       2,275,283
  Issuance of common stock          --         --     1,009,184           --     36,633        350,816       1,360,000
  Tax effect for stock
    options exercised               --         --     3,131,904           --         --            --        3,131,904
  Employee stock purchase
    plan                            --         --        (3,589)          --      9,481         90,794          87,205
  Stock grants                   1,860         19        39,746           --         --             --          39,765
  Net income                        --         --            --    6,599,019         --             --       6,599,019
                           -------------------------------------------------------------------------------------------
BALANCE, December 31, 2000   7,397,323     73,974    35,877,828   16,427,788    (12,620)      (120,852)     52,258,738
  Stock options exercised      636,097      6,361     8,173,364           --         --             --       8,179,725
  Issuance of common stock
    and stock options for
    the acquisition of
    UroCor                   3,861,585     38,615   192,283,768           --         --             --     192,322,383
  Tax effect for stock
    options exercised               --         --     6,511,474           --         --             --       6,511,474
   Employee stock purchase
     plan / other                   --         --        95,887           --      3,109         29,764         125,651
   Stock grants                  1,135         11        45,528           --         --             --          45,539
   Net income                       --         --            --    6,192,773         --             --       6,192,773
                           -------------------------------------------------------------------------------------------
BALANCE, December 31, 2001  11,896,140   $118,961  $242,987,849  $22,620,561     (9,511)      ($91,088)   $265,636,283
                           ===========================================================================================

                              The accompanying notes to consolidated financial statements are an integral part of these statements.


                                  DIANON SYSTEMS, INC.
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                       2001          2000          1999
                                                   ----------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                      $ 6,192,773   $ 6,599,019    $ 4,131,059
Adjustments to reconcile net income to net cash
   provided by operations -
   Non-cash charges
     Depreciation and amortization                   4,606,134     4,006,706      3,489,544
     Tax effect of stock options exercised           6,511,474     3,131,904             --
     Provision for bad debts                         5,700,000       380,500             --
     Impairments and special charges                 1,464,921            --             --
     Stock compensation expense                         45,539        39,765         39,875
     Gain on disposal of fixed assets                  (26,506)           --             --
     Deferred tax provision                         (3,736,054)     (260,299)      (470,063)
   Changes in other current assets and
     liabilities
     Accounts receivable                            (1,306,554)   (2,248,757)    (4,724,164)
     Refundable income taxes                        (2,414,569)   (2,245,894)            --
     Prepaid expenses and employee advances         (1,617,706)      (22,043)      (264,986)
     Inventory                                         150,922      (505,774)        79,924
     Other assets and other                          2,353,124      (310,470)       296,603
     Accounts payable and other accrued
       liabilities                                   4,162,863      (407,989)     1,118,114
                                                   ----------------------------------------
       Net cash provided by operating
         activities                                 22,086,361      8,156,668      3,695,906
                                                   ----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital expenditures                             (2,346,057)   (3,393,670)    (2,263,528)
   Cash paid for acquisition of UroCor, Inc.
     net of cash acquired                           (2,800,276)           --             --
   Proceeds from disposition of Mills
     Biopharmaceuticals, Inc.                        4,550,000            --             --
   Acquisitions of assets, net of
     liabilities assumed                                    --      (340,000)   (10,500,000)
   Proceeds from sales of investment
     securities                                      1,409,062            --             --
   Investments                                              --      (500,000)            --
   Proceeds from the sale of fixed
     assets / other                                     56,701            --          1,316
                                                   ----------------------------------------
     Net cash provided by (used in)
       investing activities                            869,430    (4,233,670)   (12,762,212)
                                                   ----------------------------------------


                                  DIANON SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                      DECEMBER 31, 2001, 2000 AND 1999 (CONTINUED)

                                                       2001          2000          1999
                                                   ----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (repayments) borrowings of note
     payable                                       ($2,500,000)  ($3,500,000)   $ 6,000,000
   Issuance of common stock                                 --            --         16,545
   Purchase of common stock acquired for
     treasury                                               --            --     (1,000,132)
   Exercise of stock options                         8,179,725     2,275,283      1,707,742
   Employee stock purchase plan / other                125,651        87,205         21,784
   Net repayments of capitalized lease
     obligations                                       (47,238)      (31,109)       (44,662)
                                                   ----------------------------------------
     Net cash provided by (used in)
       financing activities                          5,758,138    (1,168,621)     6,701,277
                                                   ----------------------------------------
     Net increase (decrease) in cash and
       cash equivalents                             28,713,929     2,754,377     (2,365,029)

CASH AND CASH EQUIVALENTS,
   beginning of year                                12,515,424     9,761,047     12,126,076
                                                   ----------------------------------------
CASH AND CASH EQUIVALENTS,
   end of year                                     $41,229,353   $12,515,424    $ 9,761,047
                                                   ========================================

   Cash paid during the year:
    Interest                                       $    62,901    $  366,277    $   281,318
    Income taxes                                     3,671,977     4,268,712      2,659,753


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
      Common Stock shares (3,861,585) and common stock options (644,438) aggregating to $192,322,383 were issued in connection with the acquisition of UroCor, Inc. in 2001.
      Common Stock of $1,360,000 (36,633 shares) was issued in connection with the acquisition of John H. Altshuler, M.D., P.C. in 2000. Common Stock of $2,465,625 (222,019 shares) was issued in connection with the acquisition of KMD in 1999.


               The accompanying notes to consolidated financial statements are an integral part of these statements.


                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   THE COMPANY

      DIANON Systems, Inc. (the "Company" or "Dianon") provides a full line of anatomic pathology testing services, as well as a number of genetic and clinical chemistry testing services to patients, physicians and managed care organizations throughout the United States. A significant portion of the services provided by the Company are paid for by either the patients' Medicare or private medical insurance carriers. The remaining services are generally paid for by patients, physicians or hospitals directly.

      The Company operates in one reportable segment, the medical laboratory industry. Its testing services are separated based upon the nature of the test: anatomic pathology testing, genetic testing and clinical chemistry testing. Anatomic pathology is characterized by tissue or cell specimens that are interpreted by physicians. Genetic testing is characterized by the analysis of genes or chromosomes by physicians. Clinical chemistry testing is characterized by blood or urine specimens that are interpreted through highly automated processes. Net revenues by type of test for fiscal year 2001, 2000 and 1999 are presented below:

                                              Year Ended December 31,
                                     ---------------------------------------
                                         2001         2000         1999
                                     ---------------------------------------

Anatomic pathology testing          $ 87,195,759  $68,713,467  $52,607,002
Genetic testing                       19,803,869   13,679,427    9,929,826
Clinical chemistry testing            18,678,026   13,257,985   13,560,203
                                    --------------------------------------
     Consolidated net revenues      $125,677,654  $95,650,879  $76,097,031
                                    ======================================

      The Company's operations are almost conducted entirely in the United States. No customer accounted for more than 10% of the Company's revenues; however, in 2001, 2000 and 1999, respectively, approximately 40%, 37% and 31% of the Company's net revenues were derived from testing performed for beneficiaries under the Medicare and Medicaid programs. These figures include the 20% co-payment portion normally billed to patients.

(2)   ACQUISITIONS

      Effective May 1, 1999, the Company acquired substantially all the assets of an outpatient OB/GYN laboratory with locations in Woodbury and New City, New York ("Kyto Meridien Diagnostics, L.L.C." or "KMD"). The acquisition price was approximately $13.0 million and was financed through a combination of available cash and drawdowns of the Company's credit line, as well as through the issuance of Common Stock. The purchase price was primarily allocated to customer lists ($7.5 million), goodwill ($5.6 million), laboratory and office equipment ($400,000), and client receivables ($400,000), partially offset by accrued liabilities ($930,000). The acquisition has been accounted for pursuant to the purchase method of accounting.

      Pro forma net revenues (unaudited) for the twelve months ended December 31, 1999, adjusted as if the acquisitions of KMD had occurred January 1, 1999, was approximately $79.7 million. Pro forma consolidated net income and earnings per share would not differ materially from the reported amounts.

      Effective October 1, 2000, the Company acquired substantially all of the assets of John H. Altshuler, M.D., P.C., a pathology physician practice located in Englewood, Colorado, which specializes in dermatopathology and GYN pathology. The acquisition price was approximately $1.7 million and was financed through a combination of available cash and the issuance of Common Stock. Approximately $300,000 of the purchase price is being held in trust pursuant to a contingent earn-out agreement. The purchase price was primarily allocated to customer lists ($1.0 million), goodwill ($670,000), lab and office equipment ($73,000), and client receivables ($67,000), partially offset by accrued liabilities of ($110,000). The acquisition has been accounted for pursuant to the purchase method of accounting. Pro forma consolidated net income and earnings per share, had the acquisition occurred January 1, 2000, would not differ materially from the reported amounts. In the first quarter of 2002, the Company closed this facility and in the fourth quarter of 2001, wrote off the remaining goodwill of approximately $524,000 and wrote down the customer list by approximately $441,000. See Note 3 to the consolidated financial statements.

                                      F-9



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In the fourth quarter of 2000, the Company purchased preferred shares in and exclusive sales and distribution rights from Response Genetics, an applied genomic products and services company for an aggregate purchase price of $1.0 million. The Company allocated the total investment to the distribution rights ($500,000) and the preferred equity ($500,000) based on management's estimates of future benefits from Response Genetics. During 2001, the distribution rights were fully amortized. Additionally, during the fourth quarter of 2001, the Company wrote off the investment due to the uncertainty, in management's opinion, of the financial position of the investee as a result of the uncertainty regarding the amount of additional time required for that technology to gain widespread market acceptance in the oncology community and for acceptable reimbursement levels to be attained. See Note 3 to the consolidated financial statements.

      In the fourth quarter of 2001, the Company acquired all outstanding shares of UroCor, Inc., an anatomic pathology laboratory located in Oklahoma City, Oklahoma, specializing in services related to urology. The primary reason for the acquisition was to increase our presence in uropathology. The acquisition price was approximately $202 million (including acquisition costs and assumed liabilities) and was financed primarily through the issuance of approximately
3.9 million shares of Common Stock and approximately 644,000 options ($192 million) and available cash. The purchase price was allocated to goodwill ($163 million), customer list ($4 million), trade name ($4 million), and the fair value of net assets acquired ($31 million). Net assets consist primarily of cash, accounts receivable, inventory, investments and deferred income taxes. The acquisition has been accounted for pursuant to the purchase method of accounting.

      Subsequent to the acquisition of UroCor, the Company recorded a special bad debt provision of $5.5 million related to the acquired UroCor accounts receivable balance. This provision was in recognition of changes in staffing and collection procedures made after the acquisition. Dianon has billed all new UroCor business on the centralized Dianon billing system in Connecticut. Any UroCor receivables related to sales prior to closing are being collected by the existing UroCor billing and collection staff in Oklahoma. The Company has made, and will continue to make, extensive reductions in the Oklahoma staff. Accordingly, Dianon believes that the special bad debt provision is required to properly state the value of these receivables.

      The results of the acquisition of UroCor, Inc. have been included in the consolidated statements of operations of the Company from the November 9, 2001 acquisition date. The pro forma historical results (unaudited), as if UroCor had been acquired on January 1, 2001 and 2000, respectively, are estimated as follows:
                                        2001          2000
                                        ----          ----
                                     (in millions, except per
                                           share data)
         Net revenue                   $177.0        $146.2
         Net income                     $12.3          $0.7
         Diluted  earnings per share-    $1.04         $0.06

      The pro forma results stated above exclude the $5.5 million special provision for bad debts but do include the $1.5 million of investment impairments and special charges. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future results.

(3)   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation -

      The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates -

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ significantly from these estimates.

                                      F-10



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents -

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2001 and 2000, the Company had approximately $41.2 million and $12.5 million, respectively, invested in short-term U.S. treasury funds with maturities of less than three months. The carrying amount of the cash equivalents approximates its fair value due to the relatively short period to maturity of these instruments. Interest income reflected in the consolidated statements of operations is presented net of interest expense of $92,689, $366,277 and $281,318 for 2001, 2000 and 1999, respectively.

Investments -

      Long-term and short-term investments are composed of bonds, maturing over a 14-month period. The Company intends to hold these investments to maturity and, accordingly, accounts for these investments at amortized cost, which approximates fair value.

Inventory -

      Inventory consists primarily of bulk reagents, specimen collection kits and devices. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment -

      Property and equipment are stated at cost. Major improvements which add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred.

      The Company has capitalized approximately $37,000, $402,000 and $70,000 in internally developed software costs in 2001, 2000 and 1999, respectively. These costs relate to the purchase of external materials and direct payroll costs associated with software development. The Company is amortizing these costs on a straight-line basis over three years.

Intangible Assets -

      Intangible assets are amortized on a straight-line basis over the respective economic life as follows:
                                      Years
            Customer lists            7 - 15
            Non-compete agreements    4
            Tradename                 Indefinite

      The Company periodically reviews the anticipated revenues related to intangible assets to determine whether any adjustments to their carrying values are necessary. Based on the guidelines of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121), the Company believes that no material impairment exists for any of the intangible assets as of December 31, 2001. Impairments are recognized in operating results when a permanent diminution in carrying value occurs.

      During the fourth quarter 2001, the Company wrote down intangible assets and investments totaling $1.5 million under FAS 121. The intangible asset was related to the fourth quarter decision to close the Colorado facility and consolidate testing operations into the Company's other laboratories. The Company wrote off the remaining $524,000 of unamortized goodwill and approximately $441,000 of the customer list to arrive at current fair value based on future expected discounted cash flows.

      The investment charge was to write off the $500,000 investment in Response Genetics, Inc. due to the uncertainty, in management's opinion, of the financial position of the investee as a result of the uncertainty regarding the amount of additional time required for that technology to gain widespread market acceptance in the oncology community and for acceptable reimbursement levels to be attained.

                                      F-11



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Recent Accounting Pronouncements -

       In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method, thus eliminating the use of the pooling-of-interests accounting for business combinations. Statement No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach, whereby goodwill amortization will no longer be required after December 31, 2001. The Statement requires an annual assessment of goodwill for impairment and more frequent assessments if circumstances indicate a possible impairment. The initial test for impairment must be completed by June 30, 2002, but any impairment would be reflected as an accounting change recorded retroactively in the first quarter 2002. The Company does not believe the adoption of Statement No. 142 will have a material impact on its financial position.

      In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which is effective in 2003. It requires the recording of an asset equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The asset is required to be depreciated over the life of the related equipment or facility, and the liability accreted each year based on a present value interest rate. The Company does not believe that the adoption of Statement No. 143 will have a material impact on its financial position.

      In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 supersedes Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". It establishes a single accounting model for the impairment of long-lived assets to be held and used or to be disposed of by sale or abandonment and broadens the definition of discontinued operations. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not believe that the adoption of Statement No. 144 will have a material impact on its financial position.

Revenue Recognition -

      Revenues are recognized in the period in which services are provided. Revenues subject to Medicare and Medicaid, direct physician and hospital billing are based on fixed reimbursement fee schedules. All remaining revenues subject to third-party reimbursement are recorded at the expected net realizable value. Such estimates are revised periodically based upon the Company's actual reimbursement experience.

Depreciation and Amortization -

      Laboratory and office equipment is depreciated using the straight-line method over a useful life of two to seven years. Leasehold improvements are amortized over the shorter of their economic useful life or the remaining life of the lease.

Research and Development -

      Research and development costs are charged to expense as incurred.

                                      F-12



                              DIANON SYSTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes -

      The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates and regulations. The Company records a valuation allowance against deferred tax assets when it is more likely than not that the assets will not be realized.

Earnings Per Share -

      Basic earnings per share have been computed based on the weighted average number of common shares outstanding during each year. Diluted earnings per share have been computed based on the weighted-average number of common shares and common equivalent shares outstanding during each year. Common equivalent shares outstanding include the common equivalent shares calculated for warrants and stock options under the treasury stock method.

Below is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                  2001       2000       1999
                                                  ----       ----       ----

     BASIC EARNING PER SHARE:
     Weighted-average number of common
       shares outstanding                      8,030,814   7,154,665   6,763,120


     DILUTIVE EFFECT OF:
     Stock options                               725,403     684,973     290,041
                                              ----------   ---------  ----------

     DILUTED EARNINGS PER SHARE:
     Weighted-average  number of common
       shares outstanding                      8,756,217   7,839,638   7,053,161
                                              ==========  ==========  ==========

     NET INCOME                               $6,192,773  $6,599,019  $4,131,059
                                              ==========  ==========  ==========

     BASIC EARNINGS PER SHARE                      $0.77       $0.92      $0.61
                                              ==========  ==========  =========

     DILUTED EARNINGS PER SHARE                    $0.71       $0.84      $0.59
                                              ==========  ==========  =========

      Options to purchase 112,137, 341,890 and 55,925 shares of common stock at prices ranging from $43.85 through $49.51, $30.00 through $39.063 and $9.75 through $12.25, respectively, were outstanding as of December 31, 2001, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of common shares.

Reclassifications -

      Certain reclassifications have been made to prior year amounts to conform to the classifications used in the current year presentation.


                                      F-13



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)   INCOME TAXES

   The income tax provisions for the years ended December 31, 2001, 2000 and 1999 consist of the following:

                                          Year Ended December 31
                                     ----------------------------------
                                        2001       2000       1999
                                     ----------------------------------
Current
   Federal                           $6,675,168  $3,848,554  $2,707,951
   State                              1,276,135     903,515     692,693
                                     ----------------------------------
      Total current                   7,951,303   4,752,069   3,400,644
                                     ----------------------------------
Deferred
   Federal                           (3,136,440)   (210,809)   (405,959)
   State                               (599,614)    (49,490)    (64,104)
                                     ----------------------------------
      Total deferred                 (3,736,054)   (260,299)   (470,063)
                                     ----------------------------------

Total provision for income taxes     $4,215,249  $4,491,770  $2,930,581
                                     ==================================

The reasons for the differences between the statutory and effective rates are as follows:

                                        Year Ended December 31
                                    -------------------------------
                                        2001      2000      1999
                                    -------------------------------
  Statutory federal income tax rate     34.0%     34.0%     34.0%
  State taxes, net of federal tax
    benefit                              4.9       4.9       5.4
  Non-deductible expenses                1.6       1.6       1.6
  Other                                   --        --       0.5
                                    -------------------------------
                                        40.5%     40.5%     41.5%
                                    ===============================

      The net deferred tax asset is a result of the following temporary differences:

                                            Year Ended December 31
                                           ------------------------
                                               2001        2000
                                           ------------------------
  Allowance for bad debts                  $5,168,556    $  547,065
  Accrued expenses                          1,095,401       163,846
  Depreciation of property and equipment    2,610,378     1,706,777
  Compensation not currently recognized
  for tax reporting                           358,431        14,142
  Amortization of intangibles              (2,855,314)     (135,162)
  Inventory obsolescence reserve              207,206        55,779
  Net operating loss carryforwards          6,539,160            --
  Other                                        32,779         3,263
  Valuation allowance                      (4,166,616)           --
                                           ------------------------
                                           $8,989,981    $2,355,710
                                           ========================

      As of December 31, 2001, the Company has net operating loss carryforwards of approximately $18.2 million which were acquired as a result of the acquisition of UroCor, Inc.. The net operating loss carryforwards are subject to review by the Internal Revenue Service and expire from 2003 through 2021. Further, Dianon's ability to utilize the net operating losses to reduce future taxable income is subject to limitation under section 382 of the Internal Revenue Code. A valuation allowance has been established for net operating loss carryforwards that are expected to expire unutilized or otherwise not be used by the Company.


                                      F-14



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)   LEASE OBLIGATIONS

      Included in property and equipment at December 31, 2001 and 2000 is laboratory and office equipment held under capitalized leases as follows:

                                                       Year Ended December 31
                                                       ----------------------
                                                         2001         2000
                                                       --------      --------
      Property and equipment                           $311,310      $303,325
      Less -- accumulated depreciation                  (20,582)     (262,512)
                                                       ---------------------
                                                       $290,728      $ 40,813
                                                       ======================

      The future minimum lease payments under non-cancelable operating leases and the present value of future minimum capital lease payments at December 31, 2001 are:

                                                       Capital   Operating
                                                        Leases     Leases
                                                       --------  ---------
      2002                                             $442,661  $3,266,619
      2003                                              355,144   2,473,845
      2004                                                   --   2,006,943
      2005                                                   --   1,947,068
      2006                                                   --   1,838,209
      Thereafter (laboratory, office and warehouse
        space up to 2013)                                        11,952,484
                                                       --------------------
      Minimum lease payments                            797,805  23,485,168
      Less -- amount representing interest               58,674          --
                                                       --------------------
      Present value of total minimum lease payments    $739,131 $23,485,168
                                                       ====================

      Total rental expense relating to operating leases for the years ended December 31, 2001, 2000, and 1999 was $2,200,653, $1,841,312, and $1,560,754,
respectively.

      The Company leases office and laboratory facilities in Connecticut, Tampa, New York, Oklahoma and Texas. In addition, the Company leases offices in Connecticut, Illinois, North Carolina, Massachusetts and Texas. The Company also leases a record storage facility in Connecticut, a processing center in Ohio and a warehouse in Oklahoma. These leases have one to fifteen year terms, and various renewal options for up to ten years.

(6)   LONG-TERM NOTE PAYABLE

      As of December 31, 2000, the Company had borrowed $2.5 million under its $15 million line of credit. No amounts were outstanding as of December 31, 2001. In December 2000, the loan was extended and certain covenants were modified. The loan bore interest at a rate per annum equal to LIBOR plus 0.75%
 - 1.50%. Due to the fluctuating interest rates, the loan was always stated at fair market value. The interest rate as of December 31, 2000 was 7.45%. Interest was payable monthly and the principal was due and payable in full by August 31, 2003. Interest expense relating to the line of credit was approximately $64,000 and $337,000 during 2001 and 2000, respectively. The loan agreement contains various provisions including those related to financial ratios and negative covenants relating to current ratio, EBITDA ratio, funded debt, EBITDA, interest coverage ratio, debt service coverage ratio, fixed assets, acquisitions, limitation on debt and limits on loans and advances. As of December 31, 2001 and 2000, the Company is in compliance with all of its covenants relating to this arrangement.

(7)   STOCK-BASED COMPENSATION PLANS

       In June 1991, the Company adopted the 1991 Stock Incentive Plan which provides for up to 400,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), to be reserved for potential future issuance of stock options or awards. This plan is the successor to the Company's previous plan which expired. As of December 31, 2001, 347 shares of Common Stock are available under the 1991 Stock Incentive Plan for future issuance. The majority

                                      F-15



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the options vest 40% in the second year after grant and 20% each year thereafter and expire ten years from the original grant date.

       In October 1996, the Company's shareholders approved the Company's adoption of the 1996 Stock Incentive Plan, which provides for up to 700,000 shares of Common Stock to be reserved for potential future issuance of stock options or awards. This plan is the successor to the 1991 Stock Incentive Plan for which only a limited number of shares of Common Stock remain available for grants. As of December 31, 2001, 9,169 shares of Common Stock are available under the 1996 Stock Incentive Plan. The majority of options issued to officers and key employees of the Company vest at a rate of 40% in the second year after grant and 20% per year thereafter or 40% in the third year after grant and 20% per year thereafter and expire ten years from the original date of grant. The majority of options issued to directors vest at a rate of 10% per quarter and expire ten years from the original date of grant.

       In October 1999, the Company's shareholders approved the Company's adoption of the 1999 Stock Incentive Plan, which provides for up to 300,000 shares of Common Stock to be reserved for potential future issuance of stock options or awards. This plan is the successor to the 1996 Stock Incentive Plan for which only a limited number of shares of Common Stock remain available for grants. As of December 31, 2001, 27,988 shares of Common Stock are available under the 1999 Stock Incentive Plan. The majority of options issued to officers and key employees of the Company vest at a rate of 40% in the second year after grant and 20% per year thereafter and expire ten years from the original date of grant. The majority of options issued to directors vest at a rate of 10% per quarter and expire ten years from the original date of grant.

       In October 2000, the Company's shareholders approved the Company's adoption of the 2000 Stock Incentive Plan, which provides for up to 400,000 shares of Common Stock to be reserved for potential future issuance of stock options or awards. This plan is the successor to the 1999 Stock Incentive Plan for which only a limited number of shares of Common Stock remain available for grants. As of December 31, 2001, 61,750 shares of Common Stock are available under the 2000 Stock Incentive Plan. The majority of options issued to officers and key employees of the Company vest at a rate of 20% per year and expire ten years from the original date of grant. The majority of options issued to directors vest at a rate of 10% per quarter and expire ten years from the original date of grant.

       In November 2001, the Company's shareholders approved the Company's adoption of the 2001 Stock Incentive Plan, which provides for up to 640,000 shares of Common Stock to be reserved for potential future issuance of stock options or awards. This plan is the successor to the 2000 Stock Incentive Plan for which only a limited number of shares of Common Stock remain available for grants. As of December 31, 2001, 430,000 shares of Common Stock are available under the 2001 Stock Incentive Plan. The majority of options issued to officers and key employees of the Company vest at a rate of 20% per year and expire ten years from the original date of grant. The options issued to directors vest at a rate of one-third per year and expire ten years from the original date of grant.

      The Company accounts for these plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                 2001       2000        1999
                                                 ----       ----        ----
Net Income:                   As Reported     $6,193,00  $6,599,000  $4,131,000
                              Pro Forma       $5,406,00  $5,919,000  $3,467,000
Basic earnings per share:     As Reported        $.77       $.92        $.61
                              Pro Forma          $.67       $.83        $.51
Diluted earnings per share:   As Reported        $.71       $.84        $.59
                              Pro Forma          $.62       $.76        $.49

      For purposes of the pro forma information above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: risk-free interest rates of 4.90%, 6.02% and 5.88%, respectively; expected volatility of 71.42%, 70.96% and 67.41%, respectively; and expected lives of 5.5 years for 2001, 5.3 years for 2000 and


                                      F-16



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.3 years for 1999. A summary of the status of the Company's five fixed stock option plans as well as the options issued relating to the UroCor acquisition as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:


                                                     2001                 2000               1999
                                                   WEIGHTED             WEIGHTED             WEIGHTED
                                                   AVERAGE              AVERAGE              AVERAGE
                                           2001    EXERCISE     2000    EXERCISE    1999     EXERCISE
FIXED OPTIONS                             SHARES    PRICE      SHARES    PRICE     SHARES     PRICE
--------------                            ------   --------    ------   --------   ------   --------
Outstanding at beginning of year        1,087,622   $20.17    781,525     $7.37   884,454     $7.28
Granted                                   313,352    40.44    657,915     28.41    90,085      8.98
Issued in exchange for
  UroCor options                          644,438    15.09         --        --        --        --
Exercised                                (636,095)   12.86   (320,814)     6.89   (93,014)     7.63
Forfeited / canceled                      (82,860)   23.74    (31,004)     9.82  (100,000)     7.46
                                         ---------          ---------           ---------
Outstanding at end of year              1,326,457    25.76  1,087,622     20.17   781,525      7.37
                                         ---------          ---------           ---------
Options exercisable at
  year-end                                364,307    18.06    147,202      7.59   284,718      6.94
Weighted-average fair value
  of options granted                       $26.09              $22.27               $5.17



      The table below contains information with respect to the 1,326,457 options outstanding for the Company's 1991, 1996, 1999, 2000 and 2001 and Stock Incentive Plan as well as the options issued in connection with the UroCor acquisition as of December 31, 2001:



                    EXERCISE PRICE                           EXERCISABLE OPTIONS
                 ------------------------                  -------------------------
                                                                        WEIGHTED
   OPTIONS                    WEIGHTED     REMAINING                    AVERAGE
 OUTSTANDING      RANGE       AVERAGE   CONTRACTUAL LIFE    OPTIONS  EXERCISE PRICE
 -----------      -----       -------   ----------------   --------  --------------
   296,195    $1.95 - $9.00     $7.06         5.8           158,295       $6.62
   377,375    $9.01 - $25.00   $16.22         7.6           101,005      $14.55
   396,073   $25.01 - $40.00   $37.80         8.7            91,433      $38.32
   256,814   $40.01 - $50.00   $42.80         9.8            13,574      $41.12


In August 1999, the Company adopted a new Employee Stock Purchase Plan
(the "ESPP" or "Plan") as described in Section 423 of the Internal Revenue Code. The Company has reserved a maximum of 300,000 shares of Common Stock to be sold to employees under the Employee Stock Purchase Plan. No more than 100,000 shares of Common Stock will be available for purchase under the Plan in any calendar year and no participating employee may purchase more than 500 shares of Common Stock in any calendar quarter, which is referred to in the Plan as an "Offering Period". The first Offering Period began on January 1, 2000. The purchase price for these shares will be 85% of the fair market value of a share of Common Stock on the last day of each Offering Period, which is referred to in the Plan as the "Exercise Date". During 2001 and 2000, employees purchased 3,109 and 2,063 shares at average prices per share of $33.14 and $25.81, respectively.

8)    RELATED PARTIES

      The Company pays a stockholder, who is also Chairman Emeritus, and who was a director until January 1995, a royalty of 6% of revenue on sales of certain technology covered by a license agreement. In addition, the Company provides this stockholder with certain insurance benefits, the use of an automobile and the reimbursement of expenses incident to his performance as a consultant to the Company. The Company paid licensing and royalty fees to this stockholder of approximately $10,000, $12,000 and $30,000 during the years ended December 31, 2001, 2000 and 1999, respectively.

      Pursuant to his employment agreement, the President of the Company received a loan in 1996 totaling $150,000 which bears interest at 5.9%, payable annually, and is repayable upon termination of his employment with the Company. In addition, pursuant to the terms of such agreement the loan principal is being forgiven at a rate of $2,500 per month over the period January 1998 through December 2002 if the President continues to be employed by the Company. Pursuant

                                      F-17



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the terms of such agreement, the current outstanding balance on the loan was $30,000 on December 31, 2001.

      The President of the Company was a shareholder and board member of Medical Logistics Inc., a company that provides logistics for a variety of healthcare providers, during portions of 2001 and throughout 2000 and 1999. The Company began using Medical Logistics Inc. in the fourth quarter of 1999 for a limited number of logistic routes. The Company paid approximately $183,000, $194,000 and $11,000 in 2001, 2000 and 1999, respectively, to Medical Logistics Inc.

      In December 1999, the Company modified an existing loan agreement with an officer of the Company, for approximately $55,000, bearing interest at 8.25% per annum through December 31, 1999. The loan is payable at a rate of $1,000 per month, commencing January 1, 2000, with the remaining outstanding balance due in full no later than December 31, 2002 or upon termination of employment with the Company. As of December 31, 2001, the outstanding balance was approximately $11,000.

      In connection with the acquisition of John H. Altshuler, M.D., P.C. (see Note 2), the Company entered into a lease for an office and laboratory facility located in Englewood, Colorado for a one-year term commencing October 1, 2000. There is an option to renew the lease for one year. John
H. Altshuler, M.D., and Barbara A. Altshuler are owners in joint tenancy of this laboratory facility. As discussed in Note 2, the Company closed this facility in the first quarter of 2002.

 (9)  COMMITMENTS AND CONTINGENCIES

      The Company is involved in certain legal matters that periodically arise in the normal course of business. Management believes that the outcome of these legal matters will not have a material adverse effect on the financial position and results of operations of the Company. Furthermore, management believes the Company maintains adequate insurance coverage for most contingencies.

      The Company operates in the medical laboratory industry, which is subject to numerous federal and state laws and regulations. In addition, a significant portion of the Company's net revenue is from payments by the government-sponsored Medicare and Medicaid programs. These programs have extensive compliance requirements, and the payments made thereunder are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with these laws and regulations, or the results of regulatory audits and payment adjustments, could have a material adverse effect on the Company's financial position and results of operations.

      Prior to 1998, the medical director of the Connecticut Medicare carrier to which the Company submits its Medicare claims orally expressed the view that some amount of money which the carrier had paid to the Company for certain pathology services involving DNA measurements in prostate tumor cells (morphometric analysis of tumor) potentially is recoverable by the carrier. The carrier medical director has never reduced his view to writing or otherwise asserted a claim. Accordingly, at this time, the Company cannot evaluate any such possible claim, or the probability of assertion of any such claim.

      During 1997, the Company was made aware that an agent based in the Hartford, Connecticut branch of the U.S. Department of Health and Human Services Office of the Inspector General ("OIG") was investigating the Company's practice of supplying pathology specimen collection devices without charge to physician customers as well as unspecified billing issues that had been raised by the local Medicare carrier. The Company believes that its practices with respect to specimen collection devices were proper, and a letter describing the Company's actions and its views regarding applicable regulations was sent by the Company to the OIG. That letter also requested information about any billing issues of concern to the OIG so that the Company could address them. The Company had not received a response from or otherwise been contacted by the OIG regarding these matters, and has not received any formal notification regarding the matter.

      The Company received a subpoena dated November 16, 2000, issued by the United States Attorney's Office for Connecticut, requesting the production of a variety of documents, with a particular focus on documents relating to billing for tumor biomarkers, DNA testing and screening tests. The Company is

                                      F-18



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

cooperating with the Department of Justice representatives handling this matter and has substantially completed its production of documents under the subpoena.

      As part of the purchase of UroCor, the Company assumed responsibility and liability for certain pre-acquisition contingencies which include expenses relating to the previously announced UroCor Department of Justice ("DOJ") investigation, including without limitation, compliance with the UroCor corporate integrity agreement and any potential indemnification of legal and other fees and costs for current and past directors, officers and employees of UroCor in connection with the criminal investigation related to the UroCor settlement. The Company currently estimates the probable indemnification expenses to be $1.0 million, but there is no assurance that this amount will not increase significantly. Accordingly, the Company has accrued $1.0 million as a liability in the opening UroCor balance sheet.

(10)  EMPLOYEE BENEFIT PLAN

      The Company has established a 401(k) employee benefit plan in which participants receive certain benefits upon retirement, death or termination of employment. The Company approved a new 401(k) plan, effective February 1, 2000, which increases the Company match from 20% of the contributions made by employees up to 1% of their total annual salary (subject to tax code limits) to 50% of the contributions made by employees up to 3% of their total annual salary (subject to tax code limits). The Company contributed approximately $755,000, $607,000 and $200,000 to the plan during 2001, 2000 and 1999, respectively. The Company offers no other post-retirement benefits or post-employment benefits to its employees.

(11)  RIGHTS AGREEMENT

      On April 29, 1994, the Company's Board of Directors declared a dividend distribution of one right for each outstanding share of Common Stock, par value $.01 per share, of the Company to stockholders of record on May 10, 1994. Each right entitles the registered holder to purchase from the Company a unit ("Unit") consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company, at a price of $20 per Unit, subject to adjustment, upon change of control in the Company, as defined in the rights agreement.

(12)  OTHER ACCRUED EXPENSES

      The following summarizes the Company's other accrued expenses:

                                      December 31, 2001  December  31, 2000
                                      -----------------  ------------------
                                                   (in $000s)
      Acquisition related accruals         $ 4,870            $     --
      Legal and insurance                    3,426                 647
      Accrued taxes other than income          771                 595
      Other                                  2,691               1,742
                                      -------------------------------------
                                           $11,758            $  2,984
                                      =====================================

                                      F-19



                               DIANON SYTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(13)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data for the years ended December 31, 2001 and 2000 is summarized as follows:



                            INTERIM FINANCIAL RESULTS
- -------------------------------------------------------------------------------------
In millions, except per           1st        2nd        3rd         4th
share amounts                   Quarter    Quarter    Quarter   Quarter(1)(2)   Total
--------------------------------------------------------------------------------------
2001
Net sales                       $26,803    $28,762    $28,941      $41,172    $125,678
Gross profit                     11,808     12,921     12,846       19,046      56,621
Net income (loss)                 2,050      2,367      2,307        (531)       6,193
Diluted earnings (loss) per
  share                           $0.26      $0.29      $0.28      ($0.05)       $0.71
Diluted weighted average
  common shares outstanding       8,007      8,042      8,150       10,814       8,756

2000
Net sales                       $22,079    $24,426    $23,594      $25,552     $95,651
Gross profit                      9,332     10,594     10,250       11,304      41,480
Net income                        1,260      1,576      1,783        1,980       6,599
Diluted earnings per share        $0.17      $0.20      $0.22        $0.25       $0.84
Diluted weighted average
  common shares outstanding       7,597      7,701      7,952        7,980       7,840


(1) In the fourth quarter 2001, the Company acquired all outstanding shares of UroCor, Inc., an anatomic pathology laboratory located in Oklahoma City, Oklahoma, specializing in services related to Urology. This acquisition was accounted for under the purchase method of accounting and, accordingly, the results of UroCor have been included in the Company's Consolidated Statements of Operations since the date of acquisition. See Note 2 to the Company's consolidated financial statements.

(2) Non-recurring charges of approximately $7.0 million were recorded in the fourth quarter 2001 including a $5.5 million special bad debt provision related to the remaining UroCor accounts receivable and a $1.5 million charge relating to impairments on certain investments and intangible assets.

                                      F-20


     This report of Arthur Andersen LLP set forth below is a copy of a previously issued Andersen accountant's report and that report has not been reissued by Andersen.

   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To DIANON Systems, Inc.:

      We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of DIANON Systems, Inc. and subsidiary companies included in this Form 10-K and have issued our report thereon dated February 19, 2002. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                                         ARTHUR ANDERSEN LLP


Stamford, Connecticut
February 19, 2002

                                      F-21



                              DIANON SYSTEMS, INC.
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                Balance at   Provision                 Charged to
                                Beginning    Charged to   Charges to    Other        Balance at
                                 of Year      Expense     Allowance    Accounts(a)  End of Year
                                ---------------------------------------------------------------
For the year ended December
31, 1999:
   Allowance for bad debts      $1,033,059     $      -   $  (72,793)     $50,000    $1,010,266

For the year ended December
  31, 2000:
   Allowance for bad debts      $1,010,266     $380,500   $ (103,670)     $15,000    $1,302,096

For the year ended December
  31, 2001:
   Allowance for bad debts      $1,302,096   $5,700,000   $       --      $    --    $7,002,096


(a) Amounts charged to other accounts represent purchase accounting adjustments related to the acquisitions of KMD and John H. Altshuler, M.D., P.C. in 1999 and 2000, respectively.